Exhibit 10.26

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of November 15, 2011, but effective as of July 12, 2011 (this “Agreement”), is by and between McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), and Daniel J. Churay (the “Executive,” together with the Company, the “Parties”).

WHEREAS, on July 12, 2011, McJunkin Red Man Corporation, a wholly-owned subsidiary of the Company, and Executive entered into an Employment Agreement (the “Original Employment Agreement”);

WHEREAS, on November 15, 2011, the Company, McJunkin Red Man Corporation and Executive entered into a Novation Agreement whereby Company assumed the obligations of McJunkin Red Man Corporation under the Original Employment Agreement;

WHEREAS, the Parties now desire to amend and restate the Original Employment Agreement as set forth herein;

WHEREAS, the Original Employment Agreement is hereby superseded by this Agreement, which reflects the current terms of the Executive’s employment;

WHEREAS, the Company desires to employ the Executive as its Executive Vice President, General Counsel and Secretary; and

WHEREAS, the Executive desires to serve as the Company’s Executive Vice President, General Counsel and Secretary on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1. Employment.

1.1. Term. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period ending on the earlier to occur of (i) the third (3rd) anniversary of the date hereof and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”).

1.2. Duties. During the Term, the Executive shall serve as the Company’s Executive Vice President, General Counsel and Secretary and in such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of the Company (the “Board”) shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Chief Executive Officer of the Company (the “CEO”).

1.3. Exclusivity. During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, that it shall not be a violation of this Agreement for the Executive to engage in other outside business activities with the Board’s prior written consent.

Section 2. Compensation.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of three hundred forty five thousand dollars ($345,000), payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward by the Board (or a committee thereof) in its discretion, based on competitive data and the Executive’s performance. No increase in Base Salary shall limit or reduce any other right or obligation to the Executive under this Agreement and the Base Salary shall not be reduced at any time (including after any such increase).

2.2. Annual Bonus. Beginning with the fiscal year that commences on January 1, 2012, for each completed fiscal year occurring during the Term, the Executive shall be eligible to receive additional cash incentive compensation pursuant to the annual bonus plan of the Company in effect at the relevant time (the “Annual Bonus”). The Executive’s target Annual Bonus shall be sixty seven percent (67%) of the Executive’s Base Salary as in effect at the beginning of the relevant fiscal year, with the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Board in consultation with the CEO. In respect of fiscal year 2011, the Executive shall be eligible to receive a pro rata bonus calculated based on actual performance through the end of the 2011 fiscal year and the number of days that the Executive was employed by the Company during such year.

2.3. Equity Awards. Subject to the approval of the board of directors of the Company, at its August 2011 meeting, the Executive shall be granted stock options in respect of shares of common stock of the Company, with an aggregate grant date value of $1 million dollars ($1,000,000), and with an exercise price per share equal to the fair market value of a share of common stock of the Company as of the date of grant. All such stock options shall become vested over time in equal installments on the third (3rd), fourth (4th) and fifth (5th) anniversaries of the date of grant, conditioned on continued employment through each applicable vesting date and subject to accelerated vesting under certain circumstances. In addition, in the future the Executive may be granted additional equity awards in respect of shares of common stock of the Company, as determined by the board of directors in its sole discretion from time to time.

2.4. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.5. Vacation. For each full calendar year during the Term, the Executive shall be entitled to four (4) weeks of paid vacation. In respect of calendar year 2011, the Executive shall be entitled to one (1) week of paid vacation.

2.6. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

Section 3. Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days’ notice to the other party. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, and any unreimbursed expenses in accordance with Section 2.6 hereof and, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the date of termination of employment (collectively, the “Accrued Amounts”).

3.2. Certain Terminations.

(a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause or Disability or (ii) by the Executive for Good Reason, in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of his Base Salary at the rate in effect immediately prior to the date of termination for a period of twelve (12) months (“Severance Payments”), (y) the continuation on the same terms as an active senior executive of medical benefits the Executive would otherwise be eligible to receive as an active senior executive of the Company for twelve (12) months or until such earlier time as the Executive becomes eligible for medical benefits from a subsequent employer and (z) a pro rata Annual Bonus for the fiscal year in which the termination occurs, based on the Company’s actual performance through the end of such fiscal year and the number of days the Executive was employed during such fiscal year (the “Pro Rata Annual Bonus Payment”) ((x), (y) and (z) collectively referred to as the “Severance Benefits”). The Company’s obligations to pay and provide the Severance Benefits shall be conditioned upon: (i) the Executive’s continued

compliance with his obligations under Section 4 of this Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in the form attached hereto as Exhibit A. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Agreement, the Executive will immediately return to the Company any portion of the Severance Benefits that have been paid to the Executive pursuant to this Section 3.2(a). Subject to Section 3.2(d), the Severance Payments will commence to be paid to the Executive on the sixtieth (60th) day following the termination of the Executive’s employment, provided that the Release has been executed, delivered and has become irrevocable as of such date. The Pro Rata Annual Bonus Payment will be paid at the time the Company ordinarily pays incentive bonuses to its executives.

(b) Termination upon Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, in addition to the Accrued Amounts, the Executive (or the Executive’s estate, if applicable) shall be entitled to receive a Pro Rata Annual Bonus Payment.

(c) Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:

(1) “Cause” shall mean the Executive’s (i) continuing failure, for more than 10 days after the Company’s written notice to the Executive thereof, to perform such duties as are reasonably requested by the Company; (ii) failure to observe material policies generally applicable to officers or employees of the Company unless such failure is capable of being cured and is cured within 10 days of the Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or indictment or conviction of any felony; (v) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within 10 days of the Executive receiving written notice of such violation; (vi) chronic absenteeism; or (vii) abuse of alcohol or another controlled substance.

(2) “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.

(3) “Good Reason” shall mean (i) a material and adverse change in the Executive’s duties or responsibilities, or (ii) a reduction in the Executive’s Base Salary or target Annual Bonus.

(d) Section 409A Specified Employee. If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any Severance Benefits required to be made pursuant to Section 3.2(a) which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the date of termination. For purposes of this Agreement, the Executive’s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.

3.3. Exclusive Remedy. The foregoing payments and benefits upon termination of the Executive’s employment shall constitute the exclusive severance benefits due the Executive upon a termination of his employment under this Agreement.

3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any of the Company’s affiliates.

3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.

Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the Executive’s employment with the Company without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that the Executive may retain his full rolodex or similar address and telephone directories.

4.2. Non-Competition. By and in consideration of the Company’s entering into this Agreement and the payments to be made and the benefits to be provided hereunder and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of twelve (12) months thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below) and in connection with the Executive’s association directly or indirectly engage in any activity that is similar to any activity that the Executive was engaged in with the Company during the 12 months preceding the date of termination; provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of the Company or any of its subsidiaries or affiliates or (ii) proposed to be conducted by the Company or any of its subsidiaries or affiliates in their respective business plans as in effect at that time. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

4.4. Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit B hereto (the “Existing Inventions”). Notwithstanding anything to the contrary herein, the Developments shall not include any Existing Inventions. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further.

4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Benefits paid or provided by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

Section 5. Representations.

The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Executive’s ability to be employed by the Company, to enter into this Agreement or to perform his obligations to the Company and (ii) he is not otherwise unable to enter into and fully perform his or its obligations under this Agreement.

Section 6. Non-Disparagement.

The Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Company and its affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company and its subsidiaries and affiliates shall advise their officers and directors not to make any such statement regarding the Executive.

Section 7. Withholding.

The Company may withhold from any amounts payable under this Agreement such Federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.

Section 8. Miscellaneous.

8.1. Indemnification. The Company shall indemnify the Executive to the fullest extent provided under the Company’s By-Laws. The Company shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of the Company.

8.2. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3. Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

8.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (a) personal delivery (including receipted courier service) or overnight delivery service, (b) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (c) reputable commercial overnight delivery service courier or (d) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	McJunkin Red Man Holding Corporation
2 Houston Center, Suite 3100
909 Fannin Street
Houston, TX 77010
Attention: Chairman, President and Chief
Executive Officer
Facsimile: (713) 655-0159

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert C. Schwenkel and Murray Goldfarb
Facsimile: 212-859-4000

If to the Executive:	Daniel J. Churay, at his principal office
at the Company (during the Term), and
at all times to his principal residence as
reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner then set forth.

8.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.6. Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.7. Entire Agreement. From and after the date herof, this Agreement shall constitute the entire agreement between the Parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof.

8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10. General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

8.11. Mitigation. Notwithstanding any other provision of this Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

8.12 Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

McJUNKIN RED MAN HOLDING CORPORATION

By:	/s/ Andrew R. Lane
	Name:	Andrew R. Lane
	Title:	Chairman, President & Chief Executive Officer

/s/ Daniel J. Churay
Daniel J. Churay

[Employment Agreement with D. Churay]

Exhibit A

Release

1. In consideration of the payments and benefits to be made under the AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of November 15, 2011, but effective as of July 12, 2011 (the “Employment Agreement”), to which Daniel J. Churay (the “Executive”) and McJunkin Red Man Holding Corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party including, but not limited to, those arising out of or relating to (i) the Employment Agreement, (ii) the Executive’s employment with the Company or any of its subsidiaries and affiliates, or (iii) any termination of such employment, including claims (x) for severance or vacation benefits, unpaid wages, salary or incentive payments, (y) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (z) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (xx) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(D)	rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

2. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment and provision of the Severance Benefits (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6. Other than as to rights, claims and causes of action arising under the ADEA, this Release shall be immediately effective upon execution by the Executive.

7. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9. The Executive acknowledges that this Release relates only to claims which exist as of the date of this Release.

10. The Executive acknowledges that the Severance Benefits he is receiving in connection with this Release are in addition to anything of value to which the Executive is entitled from the Company and are more than adequate consideration for the execution of this Release.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                     .

McJUNKIN RED MAN HOLDING CORPORATION

By:
	Name:	Andrew R. Lane
	Title:	Chairman, President & Chief Executive Officer

Daniel J. Churay

Exhibit B

Existing Inventions

[none.]